Exhibit 99.1

TIME WARNER INC. REPORTS THIRD-QUARTER 2014 RESULTS

Third-Quarter Highlights

•	Revenues increased 3% to $6.2 billion

•	Company posted Adjusted Operating Income of $993 million

•	Turner and Home Box Office both grew Subscription Revenues 10%

•	Adjusted EPS rose 34% to $1.22

•	Free Cash Flow reached $2.5 billion for the first nine months of 2014

•	Company repurchased 69 million shares for $4.9 billion year-to-date through October 31, 2014

NEW YORK, November 5, 2014 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2014.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another good quarter, featuring solid revenue growth as well as strong growth in Adjusted EPS. As we discussed at our Investor Event last month, we’ve refocused the Company over the past few years to aggressively pursue the huge global opportunities we see in video content. And once again, we are seeing the benefits of our increased investments in great content and storytelling. In the quarter, both Turner and HBO had double-digit increases in subscription revenues, reflecting the growing strength and appeal of their programming. HBO received 19 Primetime Emmy Awards, the most of any network for the 13th straight year, including five Emmys for newcomer True Detective. At Turner, TNT ranked as ad-supported cable’s #1 primetime network for the second consecutive quarter, TBS was the #2 ad-supported cable network in primetime among adults 18-49 and 25-54, and Adult Swim again shined as ad-supported cable’s #1 total day network among its key adult demos. Turner’s extension last month of its longstanding relationship with the NBA through the 2024-25 season is another great example of investing in distinctive programming that will serve us well for years to come. This fall, Warner Bros. is once again the number one producer for broadcast television, including a strong slate of new shows. Season-to-date, Gotham ranked as broadcast’s #2 new show among adults 18-49, while The Flash had the most-watched telecast ever on The CW. These shows are among five series featuring DC characters that will air this season. DC is also a key component of the ambitious film slate that Warner Bros. recently unveiled. Further demonstrating our continuing commitment to shareholder returns, so far this year we’ve returned over $5.7 billion to our shareholders in the form of share repurchases and dividends.”

Company Results1

Revenues increased 3% to $6.2 billion in the third quarter of 2014 due to growth across all segments, partially offset by intercompany eliminations. Adjusted Operating Income decreased 38% to $993 million primarily due to charges at Turner related to its decision to no longer air certain programming and restructuring and severance charges across all segments. Operating Income decreased 44% to $971 million.

In the third quarter, the Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.22 versus $0.91 for the year-ago quarter. Adjusted EPS included a net tax benefit of $639 million primarily related to the reversal of certain tax reserves resulting from an audit settlement. Excluding the tax matters, programming charges at Turner and restructuring and severance charges, Adjusted EPS would have been $0.97. Diluted Income per Common Share from Continuing Operations was $1.11 for the three months ended September 30, 2014 compared to $1.02 for last year’s third quarter.

For the first nine months of 2014, Cash Provided by Operations from Continuing Operations reached $2.7 billion and Free Cash Flow totaled $2.5 billion. As of September 30, 2014, Net Debt was $19.3 billion, up from $18.3 billion at the end of 2013, due to share repurchases, investments and acquisitions and dividends, offset in part by the generation of Free Cash Flow, cash received from Time Inc. in connection with the spin-off and proceeds from the sale of the Company’s space in Time Warner Center.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2014 through October 31, 2014, the Company repurchased approximately 69 million shares of common stock for approximately $4.9 billion. These amounts reflect the purchase of 17 million shares of common stock for $1.3 billion since the amounts reported in the Company’s second quarter earnings release on August 6, 2014.

In June 2014, the Company’s Board of Directors authorized an additional $5 billion of share repurchases. At October 31, 2014, $5.1 billion remained available for repurchases.

1 On June 6, 2014, the Company completed the legal and structural separation of Time Inc. from the Company. Accordingly, the Company has recast its financial information to present the financial condition and results of operations of its former Time Inc. segment as discontinued operations for all periods presented.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three and nine months ended September 30, by line of business (millions).

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
		(recast)(a)		(recast)(a)

Revenues:
Turner	$2,446	$2,338	$7,789	$7,435
Home Box Office	1,304	1,186	4,060	3,630
Warner Bros.	2,775	2,694	8,711	8,316
Intersegment eliminations	(282)	(176)	(726)	(524)

Total Revenues	$6,243	$6,042	$19,834	$18,857

Adjusted Operating Income (Loss) (b):
Turner (c)	$350	$971	$2,185	$2,657
Home Box Office	380	397	1,396	1,264
Warner Bros.	241	302	857	751
Corporate	(114)	(99)	(336)	(293)
Intersegment eliminations (c)	136	18	135	47

Total Adjusted Operating Income	$993	$1,589	$4,237	$4,426

Operating Income (Loss) (b):
Turner (c)	$337	$967	$2,166	$2,633
Home Box Office	380	502	1,392	1,378
Warner Bros.	237	307	840	751
Corporate (d)	(119)	(65)	53	(274)
Intersegment eliminations (c)	136	18	135	47

Total Operating Income	$971	$1,729	$4,586	$4,535

Depreciation and Amortization:
Turner	$55	$63	$169	$189
Home Box Office	22	26	69	71
Warner Bros.	100	91	293	278
Corporate	6	6	20	21

Total Depreciation and Amortization	$183	$186	$551	$559

(a)	The 2013 financial information has been recast so the basis of presentation is consistent with that of the 2014 financial information. Refer to Note 1, “Description of Business and Basis of Presentation.”
(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and nine months ended September 30, 2014 and 2013 included restructuring and severance costs of (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
		(recast)(a)		(recast)(a)
Turner	$(199)	$(30)	$(223)	$(64)
Home Box Office	(48)	(24)	(57)	(36)
Warner Bros.	(45)	(2)	(50)	(33)
Corporate	(11)	-	(16)	1

Total Restructuring and Severance Costs	$(303)	$(56)	$(346)	$(132)

(c)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and nine months ended September 30, 2014 included $482 million of programming charges at Turner. These charges were partially offset by $139 million of intercompany eliminations primarily related to intercompany profits on programming Turner licensed from Warner Bros. The result is a net charge to Time Warner of $343 million.
(d)	Operating Income (Loss) for the nine months ended September 30, 2014 included a $441 million gain in connection with the sale of the Company’s space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the third quarter of 2014. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues rose 5% ($108 million) to $2.4 billion, mainly due to growth of 10% ($117 million) in Subscription revenues and 17% ($12 million) in Content revenues, offset in part by a decline of 2% ($18 million) in Advertising revenues. The increase in Subscription revenues was primarily due to higher domestic rates and international growth. Advertising revenues decreased due to declines at Turner’s international networks. Advertising revenues at Turner’s domestic networks were essentially flat.

Adjusted Operating Income declined 64% ($621 million) to $350 million, as higher revenues were more than offset by higher programming costs and increased restructuring and severance costs. Programming costs grew 84% due to the current year quarter’s $482 million of charges related to Turner’s decision to no longer air certain programming. Excluding these charges, programming costs increased in the low double digits due to higher costs associated with increased volume of original programming and the first year of Turner’s new agreement with Major League Baseball. The current year quarter included $199 million of restructuring and severance costs compared to $30 million in the prior year quarter. Excluding the programming and restructuring and severance charges, Adjusted Operating Income would have been $1.0 billion.

Operating Income decreased 65% ($630 million) to $337 million.

TNT ranked as ad-supported cable’s #1 primetime network among total viewers in the third quarter. TNT series Rizzoli & Isles, Major Crimes and The Last Ship ranked as three of the top five original series on ad-supported cable in the third quarter. TBS was the #2 ad-supported cable network in primetime among adults 18-49 and 25-54, and The Big Bang Theory remained the #1 comedy on ad-supported cable among total viewers and adults 18-49 for the 11th consecutive quarter. Adult Swim was ad-supported cable’s #1 total day network among adults 18-24, 18-34 and 18-49. In October, Turner entered into an agreement to extend its relationship with the National Basketball Association through 2025. The new agreement expands Turner’s television rights, provides enhanced digital rights for Bleacher Report and maintains Turner’s long-standing management of the league’s digital properties and NBA TV.

HOME BOX OFFICE

Revenues grew 10% ($118 million) to $1.3 billion, reflecting increases of 10% ($106 million) in Subscription revenues and 7% ($10 million) in Content revenues. The increase in Subscription revenues resulted from higher domestic rates and subscribers as well as the consolidation of HBO Asia and HBO South Asia (collectively, “HBO Asia”). The growth in Content revenues was primarily due to increased home video revenues.

Adjusted Operating Income decreased 4% ($17 million) to $380 million, as higher revenues were more than offset by increased expenses due to higher programming and distribution costs as well as increased restructuring and severance costs. Programming costs grew 16% due to increased expenses for original and acquired programming as well as the consolidation of HBO Asia. Distribution costs increased primarily due to higher participation expenses. The current year quarter included $48 million of restructuring and severance costs compared to $24 million in the prior year quarter. Excluding the restructuring and severance charges, Adjusted Operating Income would have been $428 million.

Operating Income declined 24% ($122 million) to $380 million. The prior year quarter included a $105 million gain related to Home Box Office’s acquisition of its former partner’s interests in HBO Asia in September 2013.

In August, HBO received 19 Primetime Emmy Awards, the most of any network for the thirteenth consecutive year, with True Detective receiving five awards. The Leftovers, HBO’s first series with Warner Bros., had a successful freshman season with 7.2 million average viewers.

WARNER BROS.

Revenues increased 3% ($81 million) to $2.8 billion, mainly due to growth in subscription video-on-demand revenues for television product, higher licensing of theatrical product, growth in television production, including from the acquisition of Eyeworks Group’s operations outside the U.S., and revenues from a patent license and settlement agreement. These increases were partly offset by softer performance of current year quarter theatrical releases compared to the prior year’s slate, which included Pacific Rim, The Conjuring and We’re the Millers, and lower domestic off-network television license fees.

Adjusted Operating Income decreased 20% ($61 million) to $241 million, as higher revenues were more than offset by increased restructuring and severance costs, higher film costs for television product and a value added tax accrual. The current year quarter included $45 million of restructuring and severance costs compared to $2 million in the prior year quarter. Excluding the restructuring and severance charges, Adjusted Operating Income would have been $286 million.

Operating Income declined 23% ($70 million) to $237 million.

Through November 2, Annabelle grossed over $230 million at the worldwide box office. Season-to-date, Gotham ranked as broadcast’s #2 new drama series among adults18-49. The premiere of The Flash had a total of 6.8 million total viewers in final live +7 ratings, making it The CW network’s most-watched telecast ever.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Company Results

Adjusted EPS was $1.22 for the three months ended September 30, 2014, compared to $0.91 in last year’s third quarter. The increase in Adjusted EPS primarily reflects lower taxes as a result of a net tax benefit of $639 million primarily related to the reversal of certain tax reserves in the third quarter of 2014 and fewer shares outstanding, offset in part by lower Adjusted Operating Income.

For the three months ended September 30, 2014, the Company had Income from Continuing Operations attributable to Time Warner common shareholders of $966 million, or $1.11 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the third quarter of 2013 of $958 million, or $1.02 per diluted common share.

For the third quarter of 2014 and 2013, the Company had Net Income of $967 million and $1.2 billion, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2014 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, November 5, 2014. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	September 30, 2014	December 31, 2013
		(recast)
ASSETS
Current assets
Cash and equivalents	$3,210	$1,816
Receivables, less allowances of $940 and $1,383	7,005	7,305
Inventories	1,776	1,648
Deferred income taxes	181	369
Prepaid expenses and other current assets	721	559
Current assets of discontinued operations	-	834

Total current assets	12,893	12,531

Noncurrent inventories and theatrical film and television production costs	6,779	7,016
Investments, including available-for-sale securities	2,336	2,009
Property, plant and equipment, net	2,678	3,291
Intangible assets subject to amortization, net	1,225	1,338
Intangible assets not subject to amortization	7,034	7,043
Goodwill	27,587	27,401
Other assets	2,563	2,458
Noncurrent assets of discontinued operations	-	4,912

Total assets	$63,095	$67,999

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,052	$6,754
Deferred revenue	504	542
Debt due within one year	1,168	66
Current liabilities of discontinued operations	-	1,026

Total current liabilities	8,724	8,388

Long-term debt	21,389	20,061
Deferred income taxes	1,797	2,287
Deferred revenue	349	351
Other noncurrent liabilities	5,606	6,324
Noncurrent liabilities of discontinued operations	-	684

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 842 million and 895 million shares outstanding	17	17
Additional paid-in capital	149,549	153,410
Treasury stock, at cost (810 million and 757 million shares)	(41,563)	(37,630)
Accumulated other comprehensive loss, net	(841)	(852)
Accumulated deficit	(81,932)	(85,041)

Total Time Warner Inc. shareholders’ equity	25,230	29,904
Noncontrolling interests	-	-

Total equity	25,230	29,904

Total liabilities and equity	$63,095	$67,999

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
		(recast)		(recast)

Revenues	$6,243	$6,042	$19,834	$18,857
Costs of revenues	(3,681)	(3,158)	(11,457)	(10,508)
Selling, general and administrative	(1,226)	(1,157)	(3,713)	(3,626)
Amortization of intangible assets	(52)	(50)	(152)	(151)
Restructuring and severance costs	(303)	(56)	(346)	(132)
Asset impairments	(5)	(5)	(31)	(35)
Gain (loss) on operating assets, net	(5)	113	451	130

Operating income	971	1,729	4,586	4,535
Interest expense, net	(307)	(300)	(868)	(889)
Other loss, net	(135)	(20)	(140)	(60)

Income from continuing operations before income taxes	529	1,409	3,578	3,586
Income tax (provision) benefit	437	(451)	(404)	(1,166)

Income from continuing operations	966	958	3,174	2,420
Discontinued operations, net of tax	1	225	(65)	288

Net income	967	1,183	3,109	2,708
Less Net loss attributable to noncontrolling interests	-	-	-	-

Net income attributable to Time Warner Inc. shareholders	$967	$1,183	$3,109	$2,708

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.13	$1.04	$3.63	$2.60
Discontinued operations	-	0.25	(0.08)	0.31

Basic net income per common share	$1.13	$1.29	$3.55	$2.91

Average basic common shares outstanding	850.9	916.8	872.2	926.1

Diluted income per common share from continuing operations	$1.11	$1.02	$3.56	$2.55
Discontinued operations	-	0.24	(0.07)	0.30

Diluted net income per common share	$1.11	$1.26	$3.49	$2.85

Average diluted common shares outstanding	870.2	938.8	891.6	948.7

Cash dividends declared per share of common stock	$0.3175	$0.2875	$0.9525	$0.8625

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 30,

(Unaudited; millions)

	2014	2013
		(recast)
OPERATIONS
Net income	$3,109	$2,708
Less Discontinued operations, net of tax	65	(288)

Net income from continuing operations	3,174	2,420
Adjustments for noncash and nonoperating items:
Depreciation and amortization	551	559
Amortization of film and television costs	5,933	5,202
Asset impairments	31	35
Gain on investments and other assets, net	(453)	(70)
Equity in losses of investee companies, net of cash distributions	136	165
Equity-based compensation	174	189
Deferred income taxes	(315)	708
Changes in operating assets and liabilities, net of acquisitions	(6,557)	(6,640)

Cash provided by operations from continuing operations	2,674	2,568

INVESTING ACTIVITIES
Investments in available-for-sale securities	(30)	(25)
Investments and acquisitions, net of cash acquired	(878)	(459)
Capital expenditures	(316)	(296)
Investment proceeds from available-for-sale securities	17	33
Proceeds from Time Inc. in the Time Separation	1,400	-
Proceeds from the sale of Time Warner Center	1,264	-
Other investment proceeds	125	167

Cash provided (used) by investing activities from continuing operations	1,582	(580)

FINANCING ACTIVITIES
Borrowings	2,406	24
Debt repayments	(21)	(756)
Proceeds from exercise of stock options	276	596
Excess tax benefit from equity instruments	138	154
Principal payments on capital leases	(8)	(6)
Repurchases of common stock	(4,481)	(2,603)
Dividends paid	(841)	(811)
Other financing activities	(147)	(101)

Cash used by financing activities from continuing operations	(2,678)	(3,503)

Cash provided (used) by continuing operations	1,578	(1,515)

Cash provided (used) by operations from discontinued operations	(10)	263
Cash used by investing activities from discontinued operations	(51)	(22)
Cash used by financing activities from discontinued operations	(36)	-
Effect of change in cash and equivalents of discontinued operations	(87)	18

Cash provided (used) by discontinued operations	(184)	259

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	1,394	(1,256)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,816	2,760

CASH AND EQUIVALENTS AT END OF PERIOD	$3,210	$1,504

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended September 30, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$350	$(4)	$(5)	$(4)	$337
Home Box Office	380	-	-	-	380
Warner Bros.	241	-	-	(4)	237
Corporate	(114)	(1)	-	(4)	(119)
Intersegment eliminations	136	-	-	-	136

Time Warner	$993	$(5)	$(5)	$(12)	$971

Margin(a)	15.9%	(0.1%)	(0.1%)	(0.1%)	15.6%

Three Months Ended September 30, 2013 (recast)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$971	$(5)	$2	$(1)	$967
Home Box Office	397	-	105	-	502
Warner Bros.	302	-	6	(1)	307
Corporate	(99)	-	-	34	(65)
Intersegment eliminations	18	-	-	-	18

Time Warner	$1,589	$(5)	$113	$32	$1,729

Margin(a)	26.3%	(0.1%)	1.9%	0.5%	28.6%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Nine Months Ended September 30, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$2,185	$(15)	$10	$(14)	$2,166
Home Box Office	1,396	(4)	-	-	1,392
Warner Bros.	857	(5)	-	(12)	840
Corporate	(336)	(7)	441	(45)	53
Intersegment eliminations	135	-	-	-	135

Time Warner	$4,237	$(31)	$451	$(71)	$4,586

Margin(a)	21.4%	(0.2%)	2.3%	(0.4%)	23.1%

Nine Months Ended September 30, 2013 (recast)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Turner	$2,657	$(23)	$2	$(3)	$2,633
Home Box Office	1,264	-	114	-	1,378
Warner Bros.	751	(5)	6	(1)	751
Corporate	(293)	(7)	8	18	(274)
Intersegment eliminations	47	-	-	-	47

Time Warner	$4,426	$(35)	$130	$14	$4,535

Margin(a)	23.5%	(0.2%)	0.7%	-	24.0%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to

Time Warner Inc. common shareholders

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
		(recast)		(recast)

Asset impairments	$(5)	$(5)	$(31)	$(35)
Gain (loss) on operating assets, net	(5)	113	451	130
Other	(12)	32	(71)	14

Impact on Operating Income	(22)	140	349	109

Investment gains (losses), net	(78)	12	(57)	67
Amounts related to the separation of Time Warner Cable Inc.	-	3	(1)	9
Amounts related to the disposition of Warner Music Group	1	-	-	-
Amounts related to the separation of Time Inc.	2	-	2	-
Items affecting comparability relating to equity method investments	(5)	-	(25)	(12)

Pretax impact	(102)	155	268	173
Income tax impact of above items	7	(52)	84	(69)

Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$(95)	$103	$352	$104

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$966	$958	$3,174	$2,420
Less Impact of items affecting comparability on net income	(95)	103	352	104

Adjusted income from continuing operations	$1,061	$855	$2,822	$2,316

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.11	$1.02	$3.56	$2.55
Less Impact of items affecting comparability on diluted net income per common share	(0.11)	0.11	0.39	0.11

Adjusted EPS	$1.22	$0.91	$3.17	$2.44

Average diluted common shares outstanding	870.2	938.8	891.6	948.7

Asset Impairments

During the three months ended September 30, 2014, the Company recognized asset impairments of $5 million, consisting of $4 million at the Turner segment related to miscellaneous assets and $1 million at Corporate related to certain internally developed software. For the nine months ended September 30, 2014, the Company recognized asset impairments of $15 million at the Turner segment related to miscellaneous assets, $4 million at the Home Box Office segment related to the noncash impairment of an international tradename and $5 million and $7 million at the Warner Bros. segment and Corporate, respectively, related to certain internally developed software.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three months ended September 30, 2013, the Company recognized an international intangible asset impairment of $5 million at the Turner segment. During the nine months ended September 30, 2013, the Company recognized asset impairments of $35 million, consisting of $17 million related to certain of Turner’s international intangible assets, $6 million related to programming assets resulting from Turner’s decision in the first quarter of 2013 to shut down certain of its entertainment networks in Spain, $5 million at the Warner Bros. segment related to miscellaneous assets and $7 million at Corporate related to certain internally developed software.

Gain (Loss) on Operating Assets, Net

For the three and nine months ended September 30, 2014, the Company recognized a $5 million loss on operating assets at the Turner segment related to the shutdown of a business. For the nine months ended September 30, 2014, the Company also recognized $15 million of gains at the Turner segment, reflecting a $2 million gain primarily related to the sale of a building in South America and a $13 million gain related to the sale of Zite, Inc., a news content aggregation and recommendation platform, and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s space in Time Warner Center.

For the three and nine months ended September 30, 2013, the Company recognized a $105 million gain at the Home Box Office segment upon Home Box Office’s acquisition of its former partner’s interests in HBO Asia and HBO South Asia, a $2 million gain at the Turner segment on the sale of a building and a $6 million gain at the Warner Bros. segment on miscellaneous operating assets. For the nine months ended September 30, 2013, the Company also recognized a $9 million gain at the Home Box Office segment upon Home Box Office’s acquisition of its former partner’s interest in HBO Nordic and an $8 million gain at Corporate on the disposal of certain corporate assets.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $12 million and $71 million for the three and nine months ended September 30, 2014, respectively, and $6 million and $24 million for the three and nine months ended September 30, 2013, respectively. External costs related to mergers, acquisitions or dispositions for the three and nine months ended September 30, 2014 consisted of $4 million and $14 million, respectively, at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino, $4 million and $12 million, respectively, at the Warner Bros. segment primarily related to the acquisition of Eyeworks Group’s operations outside the U.S. and $4 million and $45 million, respectively, at Corporate primarily related to the legal and structural separation of Time Inc. from Time Warner (the “Time Separation”). External costs related to mergers, acquisitions or dispositions for the three and nine months ended September 30, 2013 primarily reflected higher costs at Corporate of $4 million and $20 million, respectively, primarily related to the Time Separation. Other also includes a gain of $38 million for the three and nine months ended September 30, 2013 at Corporate related to the curtailment of certain post-retirement benefits (the “Curtailment”).

External costs related to mergers, acquisitions or dispositions and the gain related to the Curtailment are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three and nine months ended September 30, 2014, the Company recognized $78 million and $57 million, respectively, of net miscellaneous investment losses, consisting of $58 million and $59 million, respectively, of losses related to fair value adjustments on Central European Media Enterprises Ltd. warrants and $20 million of net miscellaneous investment losses for the three months ended September 30, 2014 and $2 million of net miscellaneous investment gains for the nine months ended September 30, 2014. For the three months ended September 30, 2013, the Company recognized a $12 million gain associated with a fair value adjustment on an option to acquire securities that was terminated during the third quarter of 2013. For the nine months ended September 30, 2013, the Company recognized $67 million of net miscellaneous investment gains consisting of a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract, and $2 million of net miscellaneous investment gains.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Separation of Time Warner Cable Inc.

The Company recognized other expense of $1 million for the nine months ended September 30, 2014 and other income of $4 million and $10 million for the three and nine months ended September 30, 2013, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations. For the three and nine months ended September 30, 2013, the Company also recognized $1 million of other loss related to changes in the value of a TWC tax indemnification receivable, which has also been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

For the three and nine months ended September 30, 2014, the Company recognized other income of $1 million and $0, respectively, primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group in 2004. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Time Separation

For the three and nine months ended September 30, 2014, the Company recognized $2 million of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by certain Time Inc. employees.

Items Affecting Comparability Relating to Equity Method Investments

For the three and nine months ended September 30, 2014, the Company recognized $4 million as its share of costs related to a government investigation of an equity method investee and $1 million and $9 million, respectively, as its share of discontinued operations recorded by an equity method investee. In addition, for the nine months ended September 30, 2014, the Company recognized $12 million as its share of a loss on the extinguishment of debt recorded by an equity method investee. For the nine months ended September 30, 2013, the Company recognized $12 million as its share of a loss on the extinguishment of debt recorded by an equity method investee. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
		(recast)		(recast)

Cash provided by operations from continuing operations	$617	$1,043	$2,674	$2,568
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	28	6	60	222
Add excess tax benefits from equity instruments	43	24	138	154
Less capital expenditures	(110)	(124)	(316)	(296)
Less principal payments on capital leases	(3)	(2)	(8)	(6)

Free Cash Flow	$575	$947	$2,548	$2,642

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; and Warner Bros.: consisting principally of feature film, television, home video and videogame production and distribution.

On June 6, 2014, the Company completed the legal and structural separation of the Company’s Time Inc. segment from the Company (the “Time Separation”). With the completion of the Time Separation, the Company disposed of the Time Inc. segment in its entirety and ceased to consolidate its assets, liabilities and results of operations in the Company’s consolidated financial statements. Accordingly, the Company has recast its financial information to present the financial condition and results of operations of its former Time Inc. segment as discontinued operations in the Company’s consolidated financial statements for all periods presented.

In connection with the Time Separation, the Company received $1.4 billion from Time Inc., consisting of proceeds relating to Time Inc.’s acquisition of the IPC publishing business in the U.K. from a wholly-owned subsidiary of Time Warner and a special dividend.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
		(recast)		(recast)

Intersegment Revenues
Turner	$19	$19	$76	$65
Home Box Office	8	1	27	5
Warner Bros.	255	156	623	454

Total intersegment revenues	$282	$176	$726	$524

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Nine Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13

Home video and electronic delivery of theatrical product revenues	$390	$371	$1,335	$1,271
Home video and electronic delivery of television product revenues	144	162	368	458